Exhibit 12.1
Statement of Computation of Ratio of Earnings to Fixed Charges
(in thousands, except ratios)

	Fiscal Year Ended
	October 30,	October 25,	October 26,	October 27,	October 28,
	2004	2003	2002	2001	2000
		Restated (1)	Restated (1)	Restated (1)	Restated (1)
Earnings (loss) from continuing operations before taxes	$(19,624)	$(134,697)	$111,378	$695,869	$(951,114)
Fixed charges from continuing operations Interest expense and amortization of debt discount and issuance costs on all indebtedness	10,677	13,339	11,427	—	45
Interest included in rent	3,722	7,579	6,679	5,507	1,381

Total fixed charges from continuing operations	14,399	20,918	18,106	5,507	1,426

Earnings (loss) before taxes and fixed charges	$(5,225)	$(113,779)	$129,484	$701,376	$(949,688)

Ratio of earnings to fixed charges (2)	—	—	7.2x	127.4x	—
Coverage deficiency (3)	$19,624	$134,697	$—	$—	$951,114

(1)	In May 2005, we determined that our financial statements for the fiscal years ended October 30, 2004, October 25, 2003, and October 26, 2002, and the interim periods contained therein, should no longer be relied upon because of errors in such financial statements. We have restated those financial statements, which appear in this Annual Report on Form 10-K/A. In addition, we made adjustments to our financial information for fiscal years ended October 27, 2001, October 28, 2000, and October 31, 1999. See Note 3, “Restatement of Consolidated Financial Statements,” of the Notes to Consolidated Financial Statements.

(2)	The ratio of earnings to fixed charges was computed by dividing earnings (loss) from continuing operations before taxes by fixed charges from continuing operations for the periods indicated. Fixed charges from continuing operations include (i) interest expense and amortization of debt discount and issuance costs on all indebtedness, and (ii) one-third of all rental expense, which the Company considers to be a reasonable approximation of the interest factor included in rental expense.

(3)	Earnings were inadequate to cover fixed charges. For the year ended October 30, 2004, the Company needed additional earnings of $19.6 million to achieve a ratio of earnings to fixed charges of 1.0x.